Exhibit 99.1

CONTACT:    Allen Danzey
Chief Financial Officer
706-876-5865
allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS AN OPERATING PROFIT
FOR THE FOURTH QUARTER OF 2019

DALTON, GEORGIA (March 5, 2020) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the year ended December 28, 2019. For 2019, the Company had net sales of $374,582,000 as compared to $405,033,000 in 2018. The profit from continuing operations for 2019 was $15,619,000 or $0.95 per diluted share, as compared to a loss from continuing operations of $21,479,000 in 2018. Net income for the year of 2019 was $15,271,000. For the quarter, the profit from continuing operations was $26,019,000 or $1.60 per diluted share. On a non-GAAP basis, as shown on the attached schedule, the results from continuing operations for the fourth quarter was a profit of $1,182,000 or $0.07 per diluted share.

In the fourth quarter of 2019, we sold our Susan Street facility and signed a lease with options for a period of up to twenty years. The gain on the sale was approximately $25 million, or over $1.50 per share. Our senior credit facility was paid down by $36 million as a result of the sale. Our total debt reduction from the third quarter of 2018 through the end of 2019 has been over $50 million. Our total stockholders' equity increased 50% over the third quarter of 2019.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “2019 was a year of change for both Dixie and the industry. The residential soft surface business was impacted by the weakness in soft floorcovering for the industry. The residential soft surface market was down high-single digits in 2019 relative to 2018. We also saw substantial changes in the mass merchant channel as these retailers shifted more floor space to hard surface products.
This emphasis by our mass merchant customer impacted our sales in the second half of the year. Despite the decline in our mass merchant sales, we outpaced the market in the specialty retail segment, where our soft surface sales declined low to mid single digits and our hard surface sales grew by approximately 50%. At Surfaces, our national industry trade show, we featured around 50 new styles in soft surface, including STAINMASTER®, EnVision 6,6™, and Strongwool. We continue to be a leading manufacturer in STAINMASTER® carpet and are proud to launch some of the most unique and beautiful STAINMMASTER® products on the market. We are also taking steps to diversify our offering with our new EnVision 6,6™ program, which we initially launched in late 2018 and saw significant traction and growth in 2019. In 2020 we have 17 new styles in EnVision 6,6™, across all our divisions. In our Masland Energy line, we are adding new products in broadloom and tile addressing some key opportunities in that program. We are featuring a patent pending yarn innovation, Colorplay, in a new PetProtect® product named Grace, in our Masland product line. This Colorplay innovation gives us a unique color story for solution dyed nylon, with natural striations across 16 different colors. We are very excited about a new tufting technology, “TECHnique”, which is being showcased in our Masland and Fabrica lines. TECHnique delivers a woven visual with a crisp clean finish and products that are more work of art than floor covering.

We have continued to focus on growing our luxury vinyl flooring business. With the successful launch of TRUCOR™ and TRUCOR Prime™ we are poised to continue the substantial growth we achieved in 2019. We are growing the number of items in our TRUCOR™ family of products by over 40%. We are building out our TRUCOR™ SPC program with updated visuals and new sizes in our 5”, 7” and 9” wide plank and tile programs. We are featuring a new innovation in tile, “Integrated Grout Technology” where the locking system is engineered to simulate a real grout line. We are launching this integrated grout program with 12 beautiful visuals in multiple sizes including exquisite 24”x 24” Carrara marble designs. We are launching our new TRUCOR Prime™ WPC program, including 18 oversized planks in contemporary, clean visuals. The feature product in this offering is our XXL plank, 10 inches wide and 84 inches long, inspired by high end French Oak visuals. This is the longest and widest rigid core plank product on the market. We

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The Dixie Group Reports 2019 Results

March 5, 2020

are expanding our Fabrica wood program with nine new products including European White Oak and American Hickory. This enhancement will give us colors, finishes, and price points to continue growing this new offering in our Fabrica division. To accelerate this growth, we are adding dedicated sales representatives to our residential sales team to focus exclusively on our hard surface products under our Fabrica, Masland and Dixie Home brands.

In 2019, we completed the realignment of our commercial business. Our commercial soft surface sales for the year were down over 12% while the commercial soft floorcovering market, we believe, was down marginally. Despite the drop in business, we feel that we have positioned Atlas | Masland Contract for growth with one of the most extensive product lines in the commercial business. As we have merged the two commercial businesses into Atlas | Masland Contract, we are positioned with our complete line of broadloom carpet, modular carpet tile, luxury vinyl flooring and commercial rugs to service our customers with excellent service and cutting edge design from our focused operational facilities dedicated to the commercial marketplace. As part of this broad product line, we have introduced one of the most unique innovations: Crafted Collection with Sustaina™ backing. This environmentally conscious and installer friendly product line comes in a beautiful set of patterns. The Sustaina™ modular tile backing system is a PVC and polyurethane free cushion modular carpet tile backing with very high recycled content. The product is breathable and able to be installed in environments up to 99% relative humidity and up to a pH of 12 when utilizing our custom formulated Sustaina™ 99 adhesive. Crafted collection along with our Sustaina™ backing has an 81.5% total recycled content, the highest available on the market today. This product innovation differentiates us in the market to our environmentally conscious designers and commercial customers.

We completed our Profit Improvement Plan in 2019. Since the beginning of 2017, this plan cost over $18 million to implement and generated over $18 million in annual savings relative to our 2017 cost structure. As part of this plan we have shut down or realigned five plants.Throughout the implementation of this plan our cost of quality has been reduced by over 25%. Our headcount has been reduced by 20% since the beginning of 2018. The combination of the sale of our Susan Street facility and reduction in our working capital has reduced our debt by over $50 million. The reduction in working capital has come about from a focused just in time planning and scheduling system. In addition to the Profit Improvement Plan, in 2020 we anticipate cost reductions, including changes in our medical plans, raw material reductions and savings in processing of over $5 million per year as we continue to work to restore our margins to acceptable levels.

We are excited to celebrate 100 years in business in 2020. Over our 100-year history, the company has transformed itself again and again. From cotton yarns to textile synthetic yarns, then to carpet yarns. Then from a yarn supplier to carpet manufacturer, and today we continue the transformation to a full service floor covering provider with a growing hard surface program. We are proud of our history and heritage, and we are excited about starting the next 100 years as a company," Frierson concluded.

Our gross profit margin for the year was 23.0% for 2019, up from our 21.5% gross profit margin in 2018. Our selling and administrative expenses for the year were 22.4% of net sales, a decrease of 0.4 percentage points from our level of 22.8% in 2018. Our gross profit was negatively impacted by $5.6 million in restructuring and inventory write downs taken during the year as part of our Profit Improvement Plan (‘the Plan”). Despite this difficult year from a profitability perspective, we have put in place the foundation of operational capabilities that should benefit us in the future.

Our receivables decreased $5.4 million as compared to the end of the year in 2018, primarily due to our reduction in sales for the period. Net inventories declined $9.7 million during the year. Net of adjustments related to the new lease standard implemented in 2019, our accounts payable and accrued expenses declined by $6.6 million year over year. Our capital expenditures for the full year of 2019 were $4.5 million and are planned for 2020 at a maintenance level of approximately $5.0 million. Interest expense was $6.4 million for the year of 2019 and our debt decreased by $39.7 million during the year. Our availability at the end of the year was $18.8 million under our bank lines of credit.

As the year 2020 began, business activity was slow and behind the levels of last year. Fortunately, as the quarter progressed, order activity and sales have improved. Sales and orders in February have improved significantly and are above the level of last year. We have experienced improvement in both the residential retail and commercial business, however, our mass merchant sales continue to underperform. For the quarter to date, excluding our mass merchant sales, our sales are slightly behind this same period in 2019.

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The Dixie Group Reports 2019 Results

March 5, 2020

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on March 5, 2020. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13698022 at least 10 minutes before the appointed time.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2019 Results

March 5, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended Twelve Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

NET SALES	$90,135	$98,175	$374,582	$405,033
Cost of sales	67,415	79,795	288,377	318,042
GROSS PROFIT	22,720	18,380	86,205	86,991
Selling and administrative expenses	20,015	22,518	83,825	92,473
Other operating (income) expense, net	(24,136)	37	(23,988)	458
Facility consolidation and severance expenses, net	160	2,230	5,019	3,167
Impairment of assets	—	6,360	—	6,709
OPERATING INCOME (LOSS)	26,681	(12,765)	21,349	(15,816)
Interest expense	1,358	1,651	6,444	6,491
Other (income) expense, net	(13)	5	(57)	3
Income (loss) from continuing operations before taxes	25,336	(14,421)	14,962	(22,310)
Income tax provision (benefit)	(683)	(721)	(657)	(831)
Income (loss) from continuing operations	26,019	(13,700)	15,619	(21,479)
Income (loss) from discontinued operations, net of tax	(305)	1	(348)	95
NET INCOME (LOSS)	$25,714	$(13,699)	$15,271	$(21,384)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.61	$(0.87)	$0.96	$(1.36)
Discontinued operations	(0.02)	0.00	(0.02)	0.01
Net income (loss)	$1.59	$(0.87)	$0.94	$(1.35)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$1.60	$(0.87)	$0.95	$(1.36)
Discontinued operations	(0.02)	0.00	(0.02)	0.01
Net income (loss)	$1.58	$(0.87)	$0.93	$(1.35)

Weighted-average shares outstanding:
Basic	15,693	15,792	15,822	15,764
Diluted	15,801	15,792	15,926	15,764

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The Dixie Group Reports 2019 Results

March 5, 2020

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 28, 2019	December 29, 2018
ASSETS
Current Assets
Cash and cash equivalents	$769	$18
Receivables, net	37,138	42,542
Inventories, net	95,509	105,195
Prepaid expenses	6,179	5,204
Total Current Assets	139,595	152,959

Property, Plant and Equipment, Net	65,442	84,111
Operating Lease Right-Of-Use Assets	24,835	—
Other Assets	17,787	15,708
TOTAL ASSETS	$247,659	$252,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$16,084	$17,779
Accrued expenses	25,418	30,852
Current portion of long-term debt	6,684	7,794
Current portion of operating lease liabilities	3,172	—
Total Current Liabilities	51,358	56,425

Long-Term Debt	81,667	120,251
Operating Lease Liabilities	22,123	—
Other Long-Term Liabilities	19,300	17,118
Stockholders' Equity	73,211	58,984
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$247,659	$252,778

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The Dixie Group Reports 2019 Results

March 5, 2020

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended	Twelve Months Ended
	December 28, 2019	December 28, 2019
Net income as reported	$25,714	$15,271
Income (loss) from discontinued operations	(305)	(348)
Income from continuing operations	26,019	15,619
Inventory write-downs related to Profit Improvement Plan	123	572
Facility consolidation and severance expenses, net	160	5,019
Gain on Sale of Building	(25,121)	(25,121)
Tax effect	—	—
Profit Improvement Plan related expenses	283	5,591
Income/Loss	$1,182	$(3,910)
Diluted shares	15,801	15,926
Adjusted loss per diluted share	$0.07	$(0.25)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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